As filed with the Securities and Exchange Commission on October 31, 2008.
Registration No. 333-139404

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT No. 1
TO
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PEOPLESUPPORT, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-4695021 (I.R.S. Employer Identification No.)

2049 Century Park East, Suite 300 Los Angeles, CA (Address of principal executive offices)	90067 (Zip Code)
PeopleSupport, Inc. 2004 Stock Incentive Plan
(Full title of the plan)

Lance Rosenzweig	Copy to:
Chief Executive Officer PeopleSupport, Inc. 2049 Century Park East, Suite 300 Los Angeles, CA (310) 824-6200 (Name, address and telephone number of agent for service)	Jorge del Calvo, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     Effective October 30, 2008 and pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 3, 2008, by and among PeopleSupport, Inc. (“PeopleSupport” or the “Registrant”), Essar Services, Mauritius, a company organized under the laws of Mauritius (“Essar”) and Easter Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Essar (“Merger Sub”), Merger Sub merged with and into PeopleSupport (the “Merger”) with PeopleSupport surviving the Merger as a wholly owned subsidiary of Essar (the “Surviving Corporation”). As a result of the Merger, the undersigned Registrant hereby removes and withdraws from registration all of the unsold shares of its common stock, $0.001 par value per share, previously registered pursuant to this Registration Statement on Form S-8 filed on December 15, 2006 (File No. 333-139404).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to Form-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 30th day of October, 2008.

PeopleSupport, Inc.
By:	/s/ Caroline Rook
Caroline Rook
Chief Financial Officer